EXHIBIT 99.1

Oct. 30, 2003

Media:	John Sousa or David Byford
(713) 767-5800

Analysts:	Katie Pipkin or Jennifer Rosser
(713) 507-6466

DYNEGY REPORTS THIRD QUARTER RESULTS

•	Strong operating earnings and cash flow produced by generation and natural gas liquids businesses

•	Quarter marks full year of successful self-restructuring and refinancing initiatives

•	Debt and other obligations down $1.5 billion in last 12 months

•	Total collateral reduced by more than 50 percent in last 12 months

•	Liquidity position remains strong at $1.4 billion

HOUSTON (Oct. 30, 2003) – Dynegy Inc. (NYSE: DYN) today reported net income of $5 million for the third quarter 2003. While the company’s operating businesses demonstrated continued solid performance, quarterly net income was impacted by an aggregate net loss of $16 million from Dynegy’s customer risk management segment and its discontinued operations. Net income available to common shareholders was $1.188 billion, or $2.69 per diluted share, as a result of the recognition of a $1.183 billion benefit (net of accreted dividends) from the restructuring of the Series B preferred stock previously held by a ChevronTexaco subsidiary.

After eliminating the impact of the losses related to customer risk management and discontinued operations, net income for the quarter was $21 million. This reflects the company’s power generation, natural gas liquids and regulated energy delivery businesses combined with corporate-level expenses.

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DYNEGY REPORTS THIRD QUARTER RESULTS

“Dynegy embarked on its self-restructuring plan in earnest in the fourth quarter 2002 and we now have a full year of results to show for our efforts,” said Bruce A. Williamson, president and chief executive officer of Dynegy Inc. “Debt and other obligations are lower by 17 percent, or $1.5 billion, from 2002 levels and we have recaptured more than 80 percent of the capital which was tied to the marketing and trading business. In addition, total collateral is less than half of what it was at last year’s peak. Through all of this, we have maintained strong cash and total liquidity levels.

“Our three energy asset businesses continue to produce strong results in terms of operating earnings, and we generated solid free cash flow after meeting our capital expenditure requirements,” Williamson added. “Our business model going forward will focus on low-cost, efficient operations. This disciplined approach will position the company to capitalize on future commodity price recovery and reduce debt to sustainable levels.”

For purposes of this news release, the commodity pricing forecasts referred to below represent the assumptions provided by the company on Jan. 7, 2003.

Power Generation

Earnings before interest and taxes (EBIT) from the power generation business was $129 million for the third quarter 2003. This segment benefited from strong operational performance combined with favorable commodity prices during the quarter. The realized on-peak power price was $44.77 per megawatt-hour, a 4.3 percent increase over the company’s forecasted price of $42.91. Due to milder-than-usual summer weather, the segment generated 10.5 million net megawatt-hours of electricity for the third quarter 2003, representing an approximate 5 percent decrease from the third quarter 2002. For the nine months ended Sept. 30, 2003, cash flow from operations was approximately $315 million, while capital expenditures were approximately $120 million. With proceeds from asset sales of approximately $50 million, free cash flow for the power generation segment was $245 million for the first nine months of 2003.

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DYNEGY REPORTS THIRD QUARTER RESULTS

Progress was made during the quarter on the company’s previously announced plans to divest its non-strategic ownership interests in certain domestic and international power generation facilities. The company sold its interests in projects in Texas and Washington totaling approximately 130 megawatts of net generating capacity. In addition, the company sold its interests in facilities in Honduras and Pakistan totaling approximately 110 megawatts of net generating capacity. Total proceeds from the sales were approximately $25 million.

Natural Gas Liquids

EBIT from the natural gas liquids business was $29 million for the third quarter 2003. This segment’s performance benefited from higher commodity prices, with an average first-of-the-month Henry Hub natural gas price of $4.97. This price was 24 percent higher than the company’s forecasted price of $4.01. The average crude oil price of $30.45 per barrel represented a 13 percent increase over the company’s forecasted price of $27, and the average natural gas liquids price of $0.51 per gallon was an 11 percent increase over the company’s forecasted price of $0.46. For the nine months ended Sept. 30, 2003, cash flow from operations was approximately $155 million, while capital expenditures were approximately $40 million. With proceeds from asset sales of approximately $20 million, free cash flow for the natural gas liquids segment was $135 million for the first nine months of 2003.

Field plant results were favorable due to percent-of-proceeds/percent-of-liquids contracts that benefit from higher natural gas liquids and natural gas prices. Straddle plant results were lower than planned as a result of the low fractionation spread, which has led to plant shutdowns and natural gas bypassing in keep-whole situations. Reduced volumes from both Dynegy- and third party-owned processing plants have resulted in lower fractionation volumes at Dynegy’s facilities. Fractionation volumes were 186.8 thousand barrels per day for the third quarter 2003, representing a 17 percent decrease from the third quarter 2002.

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DYNEGY REPORTS THIRD QUARTER RESULTS

Regulated Energy Delivery

EBIT from the regulated energy delivery business totaled $64 million for the third quarter 2003. While Illinois Power experienced milder-than-usual summer weather in its service territory, sales volumes remained relatively unchanged from plan. Results were impacted by higher general and administrative expenses due to insurance-related claims and litigation reserves.

This segment delivered total electricity of 5,282 million kilowatt-hours for the third quarter 2003, compared to 5,450 million kilowatt-hours for the third quarter 2002. Total natural gas delivered for the quarter was 92 million therms, compared to 100 million therms for the third quarter 2002. For the nine months ended Sept. 30, 2003, cash flow from operations was approximately $85 million, excluding intercompany interest payments from Dynegy, with capital expenditures of $100 million.

Dynegy is continuing its exclusive discussions with Exelon Corp. relating to a potential sales transaction involving Illinois Power.

Customer Risk Management

Losses before interest and taxes for the customer risk management segment totaled $30 million for the third quarter 2003. This largely resulted from capacity payments in excess of realized margins related to the company’s five remaining power tolling arrangements. The company’s customer risk management business, including obligations associated with its power tolling contracts, will continue to affect its results of operations until the related obligations have been satisfied or restructured.

Corporate and Other

In Corporate and Other, which includes general and administrative expenses and depreciation, the company recorded a $40 million loss before interest and taxes for the quarter. Taxes for the period were $2 million. The interest expense of $145 million included the acceleration of $20 million of deferred financing costs associated with the August refinancing.

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DYNEGY REPORTS THIRD QUARTER RESULTS

Liquidity

At Sept. 30, 2003, Dynegy’s liquidity was $1.4 billion. This consisted of $688 million in cash and $1.1 billion in revolving bank credit, less $353 million in letters of credit posted against that line of credit. There were no drawn amounts under the company’s revolving credit facility. Total collateral posted as of Sept. 30, including cash and letters of credit, was approximately $612 million, down from $830 million on June 30, 2003.

As a comparison, the company’s liquidity position stood at $1.6 billion on June 30, 2003.

Cash Flow

Operating cash flow, including working capital changes, for the nine months ended Sept. 30, 2003 was approximately $930 million. This consisted of approximately $555 million from the power generation, natural gas liquids and regulated energy delivery businesses and approximately $375 million from the customer risk management roll-off, less corporate-level expenses and cash flows from the company’s former communications business. Operating cash flow was impacted by the results of the company’s operating segments, the wind-down of the customer risk management business, including the return of collateral and prepayments, and the receipt of a $110 million federal income tax refund.

Additionally, rather than drawing letters of credit from its revolving credit facility, the company is currently using more cash as collateral with certain high-credit quality counterparties. As a result, the company is reducing letter of credit fees relative to cash interest income.

Investing cash flow uses for the first nine months of 2003 totaled approximately $200 million. This consisted of approximately $260 million in capital expenditures in the company’s operating businesses offset by approximately $60 million in proceeds from asset sales. Dynegy expects to spend approximately $100 million on capital expenditures in the fourth quarter 2003. The company continues to manage all expenses tightly and now expects total capital expenditures before asset sales to be approximately $360 million for the full year, down from the most recent forecast of approximately $380 million.

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DYNEGY REPORTS THIRD QUARTER RESULTS

2003 Guidance Estimate

With today’s earnings announcement, Dynegy is re-affirming its current 2003 guidance estimate of ($0.07) to $0.01 per share for its generation, natural gas liquids and regulated energy delivery segments. Guidance estimates include corporate-level expenses and exclude the results associated with the company’s customer risk management business, which includes tolling contracts, and its discontinued operations, which includes the company’s former communications business, as well as related exit costs. Guidance also continues to exclude the cumulative effect of changes in accounting principles and the non-cash, implied dividends associated with the Series B preferred stock previously held by ChevronTexaco, as well as the benefit associated with the recently completed Series B preferred stock exchange. The company’s 2003 guidance estimate of ($0.07) to $0.01 reconciles to its expected reported 2003 net income available to common shareholders of $2.10 to $2.24 per share, which includes the customer risk management results, discontinued operations, the cumulative effect of changes in accounting principles, and preferred dividends.

Investor Conference Call/Webcast

Dynegy will discuss third quarter 2003 financial results during an investor presentation to be webcast live today at 11 a.m. EST/10 a.m. CST. Participants may access the webcast and the related presentation materials on the “News & Financials” section of www.dynegy.com.

About Dynegy Inc.

Dynegy Inc. provides electricity, natural gas and natural gas liquids to wholesale customers in the United States and to retail customers in the state of Illinois. The company owns and operates a diverse portfolio of energy assets, including power plants totaling approximately 13,000 megawatts of net generating capacity, gas processing plants that process more than 2 billion cubic feet of natural gas per day and approximately 40,000 miles of electric transmission and distribution lines.

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DYNEGY REPORTS THIRD QUARTER RESULTS

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the ongoing effects of Dynegy’s customer risk management business and Dynegy’s expected earnings for 2003. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results to vary materially from those expected include: changes in commodity prices, particularly for power, natural gas and natural gas liquids; the effects of competition on Dynegy’s results of operations; the effects of weather on Dynegy’s asset-based businesses and the demand for their products and services; Dynegy’s ability to successfully execute its exit from the customer risk management business and the costs associated with this exit; Dynegy’s ability to operate its businesses within the confines of the increased borrowing rates and restrictive covenants contained in its restructured credit agreement and second priority senior secured notes indenture; Dynegy’s ability to address its substantial leverage, including the scheduled 2005 maturity of its $1.1 billion revolving credit facility; increased interest costs associated with Dynegy’s restructured bank credit facilities and recently completed refinancing transactions; operational factors affecting Dynegy’s assets, including blackouts or other unscheduled outages; and uncertainties regarding environmental regulations and litigation and other legal or regulatory developments affecting Dynegy’s businesses, including litigation relating to the western power and natural gas markets, shareholder claims and master netting agreement matters, as well as the ongoing regulatory investigations primarily relating to Project Alpha and Dynegy’s past trading practices. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended Dec. 31, 2002, as amended, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, which are available free of charge on the SEC’s web site at http://www.sec.gov.

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DYNEGY INC.

REPORTED UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues	$1,385	$1,298	$4,327	$4,066
Cost of sales, exclusive of depreciation shown separately below	(1,091)	(1,052)	(3,808)	(3,476)
Depreciation and amortization expense	(109)	(115)	(340)	(308)
Impairment and other charges	(1)	(922)	6	(964)
Gain (loss) on sale of assets	—	9	15	10
General and administrative expenses	(83)	(94)	(286)	(262)

Operating income (loss)	101	(876)	(86)	(934)
Earnings (losses) from unconsolidated investments	51	(119)	142	(66)
Interest expense	(145)	(83)	(364)	(213)
Accumulated distributions associated with trust preferred securities	—	(3)	(8)	(10)
Other income and expense, net	—	(39)	20	(71)

Income (loss) from continuing operations before income taxes	7	(1,120)	(296)	(1,294)
Income tax benefit (provision)	(3)	87	109	169

Income (loss) from continuing operations	4	(1,033)	(187)	(1,125)
Income (loss) on discontinued operations, net of tax	1	(618)	(6)	(1,100)
Cumulative effect of change in accounting principle, net of tax	—	—	55	(234)

Net income (loss)	$5	$(1,651)	$(138)	$(2,459)

Less: Preferred stock dividends (gain)	(1,183)	83	(1,018)	248

Net income (loss) applicable to common stockholders	$1,188	$(1,734)	$880	$(2,707)

Earnings (loss) before interest and taxes ("EBIT") (1)	$152	$(1,702)	$139	$(2,710)

Basic earnings (loss) per share:
Earnings (loss) from continuing operations (2)	$3.17	$(3.03)	$2.23	$(3.76)
Income (loss) on discontinued operations	—	(1.68)	(0.02)	(3.02)
Cumulative effect of change in accounting principle	—	—	0.15	(0.64)

Basic earnings (loss) per share	$3.17	$(4.71)	$2.36	$(7.42)

Diluted earnings (loss) per share:
Income (loss) from continuing operations (2)	$2.69	$(3.03)	$2.10	$(3.76)
Income (loss) on discontinued operations	—	(1.68)	(0.02)	(3.02)
Cumulative effect of change in accounting principle	—	—	0.13	(0.64)

Diluted earnings (loss) per share	$2.69	$(4.71)	$2.21	$(7.42)

Basic shares outstanding	375	368	373	365
Diluted shares outstanding	442	369	397	369

(1)	EBIT is a non-GAAP financial measure. EBIT consists of Operating income (loss), plus Earnings (losses) from unconsolidated investments, less Accumulated distributions associated with the trust preferred securities, Other income and expense, net, Income (loss) on discontinued operations and Cumulative effect of change in accounting principle. We use EBIT to measure the operating results of our business segments before taking into account interest and taxes, which are generally accounted for across the enterprise on a consolidated basis. EBIT should not be used in lieu of GAAP measures such as net income and cash flow from operations. A reconciliation of EBIT to Operating income (loss) and Net income for the periods presented is included below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Operating income (loss)	$101	$(876)	$(86)	$(934)

Earnings (losses) from unconsolidated investments	51	(119)	142	(66)
Accumulated distributions associated with trust preferred securities	—	(3)	(8)	(10)
Other income and expense, net	—	(39)	20	(71)
Loss on discontinued operations, pre-tax	—	(665)	(16)	(1,395)
Cumulative effect of change in accounting principle, pre-tax	—	—	87	(234)

Earnings (loss) before interest and taxes	152	(1,702)	139	(2,710)

Interest expense	(145)	(83)	(364)	(213)
Income tax benefit (provision) on continuing operations	(3)	87	109	169
Income tax benefit on discontinued operations	1	47	10	295
Income tax provision on cumulative effect of change in accounting principle	—	—	(32)	—

Net income (loss)	$5	$(1,651)	$(138)	$(2,459)

(2)	See "Reported Unaudited Basic and Diluted Earnings (Loss) Per Share From Continuing Operations" for a reconciliation of basic earnings (loss) per share from continuing operations to diluted earnings (loss) per share from continuing operations.

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DYNEGY INC.

REPORTED UNAUDITED BASIC AND DILUTED EARNINGS (LOSS) PER SHARE FROM

CONTINUING OPERATIONS

(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Income (loss) from continuing operations	$4	$(1,033)	$(187)	$(1,125)
Convertible preferred stock gain (dividends)	1,183	(83)	1,018	(248)

Income (loss) from continuing operations for basic earnings per share	1,187	(1,116)	831	(1,373)
Effect of dilutive securities:
Interest on convertible debentures	4	—	4	—

Income (loss) from continuing operations for diluted earnings per share	$1,191	$(1,116)	$835	$(1,373)

Basic weighted-average shares	375	368	373	365
Effect of dilutive securities:
Stock options	2	1	2	4
Convertible debentures (1)	65	—	22

Diluted weighted-average shares	442	369	397	369

Earnings (loss) per share from continuing operations
Basic Basic	$3.17	$(3.03)	$2.23	$(3.76)

Diluted (2)	$2.69	$(3.03)	$2.10	$(3.76)

(1)	The diluted shares do not include the effect of the preferential conversion to Class B common stock of the Series B Mandatorily Convertible Redeemable Preferred Securities previously held by ChevronTexaco, as such inclusion would be anti-dilutive.

(2)	When an entity has a net loss from continuing operations, SFAS No. 128, “Earnings per Share,” prohibits the inclusion of potential common shares in the computation of diluted per-share amounts. Accordingly, we have utilized the basic shares outstanding amount to calculate both basic and diluted loss per share for the three and nine months ended September 30, 2002.

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DYNEGY INC.

REPORTED SEGMENTED RESULTS OF OPERATIONS

(Unaudited) (In Millions)

	Three Months Ended September 30, 2003
	GEN	NGL	REG	CRM	Other	Total
Generation	$77					$77
Natural Gas Liquids
Upstream		$31				31
Downstream		—				—
Regulated Energy Delivery			$64			64
Customer Risk Management				$(26)		(26)
Other					$(45)	(45)

Operating income (loss)	77	31	64	(26)	(45)	$101
Earnings (losses) from unconsolidated investments	51	2	—	(2)	—	51
Other items, net	1	(2)	—	4	(3)	—
Income (loss) on discontinued operations	—	(2)	—	(6)	8	—

Earnings (loss) before interest and taxes (1)	$129	$29	$64	$(30)	$(40)	$152
Interest expense						(145)

Pre-tax income						7
Income tax provision						(2)

Net income						$5

	Three Months Ended September 30, 2002
	GEN	NGL	REG	CRM	Other	Total
Generation	$(495)					$(495)
Natural Gas Liquids
Upstream		$12				12
Downstream		17				17
Regulated Energy Delivery			$72			72
Customer Risk Management				$(482)		(482)
Other					$—	—

Operating income (loss)	(495)	29	72	(482)	—	$(876)
Earnings (losses) from unconsolidated investments	(112)	3	—	(10)	—	(119)
Other items, net	(14)	(9)	(3)	(16)	—	(42)
Income (loss) on discontinued operations	—	(3)	(586)	(34)	(42)	(665)

Earnings (loss) before interest and taxes (1)	$(621)	$20	$(517)	$(542)	$(42)	$(1,702)
Interest expense						(83)

Pre-tax loss						(1,785)
Income tax benefit						134

Net loss						$(1,651)

(1)	See Note (1) to Reported Unaudited Condensed Consolidated Statements of Operations. EBIT data for the various segments consists of Operating income (loss) plus Earnings (losses) from unconsolidated investments, Other items, net and Income (loss) on discontinued operations. We use EBIT to measure the operating results of our business segments before taking into account interest and taxes, which are generally accounted for across the enterprise on a consolidated basis. EBIT should not be used in lieu of GAAP measures such as net income and cash flow from operations.

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DYNEGY INC.

REPORTED SEGMENTED RESULTS OF OPERATIONS

(Unaudited) (In Millions)

	Nine Months Ended September 30, 2003
	GEN	NGL	REG	CRM	Other	Total
Generation	$176					$176
Natural Gas Liquids
Upstream		$86				86
Downstream		35				35
Regulated Energy Delivery			$158			158
Customer Risk Management				$(348)		(348)
Other					$(193)	(193)

Operating income (loss)	176	121	158	(348)	(193)	$(86)
Earnings (losses) from unconsolidated investments	135	7	—	—	—	142
Other items, net	4	(12)	—	27	(7)	12
Income (loss) on discontinued operations	—	(3)	—	(17)	4	(16)
Cumulative effect of change in accounting principle	47	—	(3)	43	—	87

Earnings (loss) before interest and taxes (1)	$362	$113	$155	$(295)	$(196)	$139
Interest expense						(364)

Pre-tax loss						(225)
Income tax benefit						87

Net loss						$(138)

	Nine Months Ended September 30, 2002
	GEN	NGL	REG	CRM	Other	Total
Generation	$(376)					$(376)
Natural Gas Liquids
Upstream		$31				31
Downstream		52				52
Regulated Energy Delivery			$168			168
Customer Risk Management				$(809)		(809)
Other					$—	—

Operating income (loss)	(376)	83	168	(809)	—	$(934)
Earnings (losses) from unconsolidated investments	(50)	10	(1)	(25)	—	(66)
Other items, net	(29)	(20)	(3)	(29)	—	(81)
Loss on discontinued operations	—	(8)	(549)	(23)	(815)	(1,395)
Cumulative effect of change in accounting principle	—	—	—	—	(234)	(234)

Earnings (loss) before interest and taxes (1)	$(455)	$65	$(385)	$(886)	$(1,049)	$(2,710)
Interest expense						(213)

Pre-tax loss						(2,923)
Income tax benefit						464

Net loss						$(2,459)

(1)	See Note (1) to Reported Unaudited Condensed Consolidated Statements of Operations. EBIT data for the various segments consists of Operating income (loss) plus Earnings (losses) from unconsolidated investments, Other items, net, Income (loss) on discontinued operations and Cumulative effect of change in accounting principle. We use EBIT to measure the operating results of our business segments before taking into account interest and taxes, which are generally accounted for across the enterprise on a consolidated basis. EBIT should not be used in lieu of GAAP measures such as net income and cash flow from operations.

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DYNEGY INC.

SIGNIFICANT ITEMS

(Unaudited) (In Millions)

	Three Months Ended September 30, 2003
	GEN	NGL	REG	CRM	Other	Total
Acceleration of financing costs (1)					$(20)	$(20)

Total	$—	$—	$—	$—	$(20)	$(20)

	Three Months Ended September 30, 2002
	GEN	NGL	REG	CRM	Other	Total
Discontinued operations (2)		$(3)	$(586)	$(34)	$(42)	$(665)
Goodwill impairment (3)	$(549)			(348)		(897)
Impairment of generation investments (4)	(144)					(144)
Impairment of technology investments (5)	(1)	(1)	(1)	(9)		(12)
Enron settlement (6)	(6)	(4)	(2)	(9)		(21)
Other (7)				(25)		(25)

Total	$(700)	$(8)	$(589)	$(425)	$(42)	$(1,764)

(1)	We recognized a pre-tax charge of approximately $20 million ($13 million after-tax) related to the acceleration of unamortized financing costs and the settlement value of the associated interest rate hedge instruments as part of our August 2003 refinancing. This charge is included in interest expense.

(2)	We recognized a pre-tax loss of approximately $665 million ($618 million after-tax) related to discontinued operations. Included in the loss on discontinued operations is the $586 million loss on the sale of Northern Natural.

(3)	We recognized a pre-tax charge of approximately $897 million ($897 million after-tax) for the impairment of goodwill associated with our GEN and CRM segments. These charges are included in Impairment and other charges.

(4)	We recognized a pre-tax charge of approximately $144 million ($94 million after-tax) for the impairment of certain generation investments. These charges are included in Earnings from unconsolidated investments.

(5)	We recognized a pre-tax charge of approximately $12 million ($8 million after-tax) for the impairment of certain technology investments. This charge, which was allocated to our reporting segments in accordance with our usual accounting methods, is included in Earnings from unconsolidated investments.

(6)	We recognized a pre-tax charge of approximately $21 million ($14 million after-tax) related to the settlement of a lawsuit with Enron. This amount, which was allocated to our reporting segments in accordance with our usual accounting methods, is included in Other income and expense, net.

(7)	We recognized a pre-tax charge of approximately $25 million ($16 million after-tax) related to the write-off of our investment in Dynegydirect. This amount is included in Impairment and other charges.

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DYNEGY INC.

SIGNIFICANT ITEMS

(Unaudited) (In Millions)

	Nine Months Ended September 30, 2003
	GEN	NGL	REG	CRM	Other	Total
Southern settlement (1)				$(133)		$(133)
Kroger settlement (2)				(30)		(30)
Sithe power tolling contract (3)				(125)		(125)
Legal reserve (4)					$(50)	(50)
Acceleration of financing costs (5)					(24)	(24)
Gain on sale of Hackberry LNG (6)		$10		2		12
Discontinued operations (7)		(3)		(17)	4	(16)
Cumulative effect of changes in accounting principles (8)	$47		$(3)	43		87

Total	$47	$7	$(3)	$(260)	$(70)	$(279)

	Nine Months Ended September 30, 2002
	GEN	NGL	REG	CRM	Other	Total
Discontinued operations (9)		$(8)	$(549)	$(23)	$(815)	$(1,395)
Goodwill impairment (10)	$(549)			(348)		(897)
Impairment of generation investments (11)	(144)					(144)
Impairment of technology investments (12)	(5)	(4)	(2)	(20)		(31)
Restructuring costs (13)	(4)	(4)	(6)	(17)		(31)
Enron settlement (14)	(6)	(4)	(2)	(9)		(21)
Other (15)	(7)	(1)	(1)	(27)		(36)
Cumulative effect of change in accounting principle (16)					(234)	(234)

Total	$(715)	$(21)	$(560)	$(444)	$(1,049)	$(2,789)

(1)	We recognized a pre-tax charge of approximately $133 million ($84 million after-tax) related to the settlement of three power tolling arrangements with Southern Power Company for $155 million. This charge is included in Cost of sales.

(2)	We recognized a pre-tax charge of approximately $30 million ($19 million after-tax) for an agreement reached with the Kroger Company related to four power supply agreements. The charge is included in Revenues.

(3)	We recognized a pre-tax charge of approximately $125 million ($79 million after-tax) related to a mark-to-market loss incurred during the nine months on contracts associated with the Sithe Independence power tolling arrangement. This charge is included in Revenues.

(4)	We recognized a pre-tax charge of approximately $50 million ($32 million after-tax) for legal reserves. This charge is included in General and administrative expenses.

(5)	We recognized a pre-tax charge of approximately $20 million ($13 million after-tax) related to the acceleration of unamortized financing costs and the settlement value of the associated interest rate hedge instruments as part of our August 2003 refinancing. We also recognized a pre-tax charge of approximately $4 million ($3 million after-tax) related to the acceleration of unamortized financing costs as part of our early payment of the Renaissance and Rolling Hills credit facility. These charges are included in interest expense.

(6)	We recognized a pre-tax gain of approximately $12 million ($8 million after- tax) on the sale of our interest in Hackberry LNG Terminal LLC. This gain is included in Gain (loss) on sale of assets.

(7)	We recognized a pre-tax loss of approximately $16 million ($6 million after-tax) related to discontinued operations.

(8)	We reflected the rescission of EITF Issue 98-10 effective January 1, 2003 as a cumulative effect of a change in accounting principle. The net impact was a pre-tax benefit of $33 million ($21 million after-tax). We also adopted SFAS No. 143 effective January 1, 2003, and recognized a pre-tax benefit of $54 million ($34 million after-tax) associated with its implementation.

(9)	We recognized a pre-tax loss of approximately $1,395 million ($1,100 million after-tax) related to discontinued operations. Included in the loss on discontinued operations is $635 million in charges related to the impairment of communications assets, $49 million in charges related to the impairment of technology investments, and a $586 million loss on the sale of Northern Natural.

(10)	We recognized a pre-tax charge of approximately $897 million ($897 million after-tax) for the impairment of goodwill associated with our GEN and CRM segments. These charges are included in Impairment and other charges.

(11)	We recognized a pre-tax charge of approximately $144 million ($94 million after-tax) for the impairment of certain generation investments. These charges are included in Earnings from unconsolidated investments.

(12)	We recognized pre-tax charges of approximately $31 million ($20 million after-tax) for the impairment of certain technology investments. These charges, which were allocated to our reporting segments in accordance with our usual accounting methods, are included in Earnings from unconsolidated investments.

(13)	We recognized a pre-tax charge of approximately $31 million ($20 million after-tax) for severance benefits for approximately 325 employees, including our former Chief Executive Officer and Chief Financial Officer. This charge, which has been allocated to our reporting segments in accordance with our usual accounting methods, is included in Impairment and other charges.

(14)	We recognized a pre-tax charge of approximately $21 million ($14 million after-tax) related to the settlement of a lawsuit with Enron. This amount is included in Other income and expense, net.

(15)	We recognized a pre-tax charge of approximately $25 million ($16 million after-tax) related to the write-off of our investment in Dynegydirect. We also recognized a pre-tax charge of approximately $5 million ($3 million after-tax) related to information technology equipment write-offs. Additionally, we incurred approximately $6 million of pre-tax ($4 million after-tax) charges associated with fees related to a voluntary action that we took that altered the accounting for certain lease obligations. These amounts are included in Impairment and other charges.

(16)	We adopted SFAS No. 142 effective January 1, 2002, and, accordingly, tested for impairment all amounts recorded as goodwill. We determined that goodwill associated with our communications business was impaired and recognized a charge of $234 million for this impairment upon the adoption of SFAS No. 142.

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DYNEGY INC.

SUMMARY CASH FLOW INFORMATION

(Unaudited) (In Millions)

	Nine Months Ended September 30, 2003
	GEN	NGL	REG	Other	Total
Operating Cash Flow	$315	$155	$85	$375	$930

Capital Expenditures	(120)	(40)	(100)	—	(260)

Proceeds from Asset Sales	50	20	—	(10)	60

Free Cash Flow (1)	$245	$135	$(15)	$365	$730

(1)	Free cash flow is a non-GAAP financial measure. Free cash flow consists of operating cash flows less capital expenditures, adjusted for proceeds from asset sales. We use free cash flow to measure the cash generating ability of our operating asset-based energy businesses relative to their capital expenditure obligations. Free cash flow should not be used in lieu of GAAP measures with respect to cash flows and should not be interpreted as available for discretionary expenditures, as mandatory expenditures such as debt obligations are not deducted from the measure. A reconciliation of free cash flow to operating cash flow for the period presented is included above.

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DYNEGY INC.

OPERATING DATA

	Three Months Ended September 30,			Nine Months Ended September 30,
	2003	2002		2003	2002
GEN
Million Megawatt Hours Generated - Gross	11.2	11.8		29.8	30.0
Million Megawatt Hours Generated - Net	10.5	11.0		28.2	28.0

Average Natural Gas Price - Henry Hub ($/Mmbtu) (1)	$4.88	$3.19		$5.35	$3.03
Average On-Peak Market Power Prices ($/Mwh):
Cinergy	$39.21	$33.47		$40.78	$27.14
Commonwealth Edison	$39.34	$31.91		$40.01	$26.62
Southern	$44.02	$33.69		$44.47	$30.22
New York - Zone G	$61.46	$55.75		$65.02	$44.44
ERCOT	$43.42	$30.14		$47.16	$27.21

NGL
Natural Gas Field Plant Processing Volumes (MBbls/d)	61.5	56.3		59.2	55.0
Natural Gas Straddle Plant Processing Volumes (MBbls/d)	23.4	35.3		25.6	36.5

Total Natural Gas Processing Volumes	84.9	91.6		84.8	91.5

Fractionation Volumes (MBbls/d)	186.8	224.8		183.5	223.7
Natural Gas Liquids Sold (MBbls/d)	276.1	481.9	(2)	305.0	519.6	(2)

Average Commodity Prices:
Crude Oil - WTI ($/Bbl)	$30.45	$28.40		$31.38	$24.78
Natural Gas Liquids ($/Gal)	$0.51	$0.41		$0.54	$0.37
Fractionation Spread ($/MMBtu)	$0.95	$1.41		$0.61	$1.19

REG
Electric Sales in KWH (Millions):
Residential	1,766	1,832		4,197	4,342
Commercial	1,208	1,231		3,318	3,334
Industrial	1,561	1,667		4,614	4,719
Transportation of Customer-Owned Electricity	642	622		1,792	1,923
Other	105	98		292	283

Total Electricity Delivered	5,282	5,450		14,213	14,601

Gas Sales in Therms (Millions):
Residential	18	18		238	214
Commercial	10	11		98	90
Industrial	16	24		57	61
Transportation of Customer-Owned Gas	48	47		170	180

Total Gas Delivered	92	100		563	545

Cooling Degree Days - Actual	773	1,006		971	1,432
Cooling Degree Days - 10 year rolling average	850	860		1,214	1,246

Heating Degree Days - Actual	88	29		3,492	3,024
Heating Degree Days - 10 year rolling average	—	—		3,018	3,054

(1)	Calculated as the median gas price for each day during the period.

(2)	Includes 89.2 and 102.1 MBbls/d for the three- and nine-month periods ended September 30, 2002, respectively, associated with the global liquids business sold in late 2002.